Catering Service Framework Agreement

This agreement was entered into by the following parties on 19 April 2013 in Guangzhou:

China Southern Airlines Company Limited (hereinafter “Party A”)

Address: 278 Ji Chang Road, Guangzhou

Legal representative: Si Xian Min

Shenzhen Air Catering Co., Ltd (hereinafter “Party B”)

Address: Inside Shenzhen Baoan International Airport

Legal representative: (illegible)

Party A and Party B unanimously agreed under the principles of fairness and mutual benefit to enter into the following framework agreement in respect of the provision of In-flight catering and other related in-flight services:

Article 1      Service scope

1.	Party B agrees to provide services of ordering, preparing, distribution, collection, warehousing and loading services of in-flight food and flight supplies and other related services for the inbound and outbound flights specified by Party A in the airport where Party B is located.
2.	The inbound and outbound flights of Party A in the airport where Party B is located include scheduled flights and non-scheduled flights. Scheduled flight refers to planned flight operated according to the flight schedule; non-scheduled flight refers to personal flight, charter flight, ad hoc additional flight or cancelled, postponed, transit and stand-by landing flights.
3.	Party A to this agreement includes China Southern Airlines Company Limited and its subsidiaries, namely Guizhou Airlines Co Ltd, Shantou Airlines Co Ltd, Zhuhai Airlines Co Ltd, Chongqing Airlines Co Ltd and Xiamen Airlines Co Ltd.

Article 2     Rights and obligations of Party A

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1.	Party A shall provide a catering and flight supplies distribution plan to Party B in advance, if the catering and flight supplies distribution plan has to be adjusted for non-scheduled flights, Party B shall be notified in time.

Party A has the right to make adjustments to the type and quantity of flight supplies according to the needs of the flights and services.

2.	Party A is in charge of providing the flight supplies and dining ware required for the catering to Party B according to the plan, if necessary, it can also assign Party B to order according to the requirements of Party A.
3.	Party A has the right to conduct non-regular safety and hygiene checks, and request Party B to improve the defects immediately.

Article 3      Rights and obligations of Party B

1.	Party B shall provide in-flight catering and flight supplies and other related services for the flights of Party A according to the catering and flight supplies distribution plan and the menu approved by Party A in the correct quantity and as scheduled, send the food and flight supplies prepared to the airplanes of Party A according to the requirements of Party A, and put them in the specified locations, handle the handover formalities, ensure that the flights of Party A will not be delayed due to distribution of catering/flight supplies.
2.	Party B shall prepare, regularly adjust and change the menu according to the requirements of Party A. Party B should strictly follow the “Food Safety Law of the People’s Republic of China” and the standards of the air catering industry to guarantee that the food conforms to the food safety law of the State and industry standards.
3.	Party B should follow the management requirements on safety, warehousing and collection of Party A.
4.	Party B should guarantee that it will assist Party A to perform this agreement according to the relevant listing rules of the stock exchange where its securities are listed.

Article 4 Special provisions

1.	The pricing of the transactions of both parties should adhere to the principles of fairness and reasonableness, pursuant to the State or local provisions on charges, with the fair market value as the basis, Party B undertakes to offer to Party A transaction prices not exceeding the prices of an independent third party or charging scale.

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2.	Party A and Party B unanimously agree that the total amount of the transactions of this agreement in 2013 should not exceed an upper limit of RMB100 million; and it should not exceed an upper limit of RMB115 million in 2014; and it should not exceed an upper limit of RMB132.25 million in 2015. In respect of the upper limit of transactions, during the process of performing this agreement, Party A and Party B should meet the provisions of the relevant listing rules.

Article 5 Default liabilities

If either Party A or Party B breaches the provisions of this agreement, does not perform or not fully perform its obligations under this agreement, this will constitute a breach, the defaulting party should undertake the default liabilities in accordance with the relevant provisions of the “Contract Law of the People’s Republic of China”, the other party has the right to discharge this agreement.

Article 6 Dispute resolution

Any disputes between Party A and Party B arising from the interpretation, validity of this agreement and during the performance process should be resolved by amicable discussion, if the discussion fails, either party can submit the dispute to a competent People’s Court in Guangzhou for resolution by law suit.

Article 7 Validity and validity period of the agreement

The validity period of this agreement is 3 years from 1 January 2013 to 31 December 2015; this agreement will be legally binding upon both parties starting on the day it takes effect.

Article 8 Miscellaneous

1.	Without the written consent of both parties in advance, either party shall not change, revise the terms and contents of this agreement. Only those supplements, revisions unanimously agreed by both parties and for which a written supplementary agreement is drawn up will be legally binding upon both parties.
2.	For matters not covered by this agreement, both parties will discuss and enter into supplementary agreements in writing, those written supplementary agreements shall have the same legal force as this agreement.

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3.	This agreement is prepared in quadruplicate, Party A and Party B each retains two copies which are equally legally binding.

Party A:    China Southern Airlines Company Limited

Signature:

[signature & seal]

19 April 2013

Party B:     Shenzhen Air Catering Company Limited

Signature:

[signature & seal]

19 April 2013

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